Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated August 9, 2024 with respect to the common stock, par value $0.01 per share, of XWELL, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: August 9, 2024

XWEL INV I, LLC

By:	/s/ Jason Aintabi
	Name:	Jason Aintabi
	Title:	Manager

Blackwells Capital LLC

By:	/s/ Jason Aintabi
	Name:	Jason Aintabi
	Title:	Chief Investment Officer

/s/ Jason Aintabi
Jason Aintabi